Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

The following are the significant subsidiaries of Grupo Aval Acciones y Valores S.A.

Name	Jurisdiction of Incorporation
Banco de Bogotá S.A.	Colombia
Banco de Occidente S.A.	Colombia
Banco Popular S.A.	Colombia
Sociedad Administradora de Fondos de Pensiones y Cesantías Porvenir S.A.	Colombia
Corporación Financiera Colombiana S.A.	Colombia
BAC Credomatic Inc.	British Virgin Islands
BAC International Corporation	British Virgin Islands
BAC Holding International Corp.	Panamá
BAC International Bank, Inc.	Panamá